Crowe Horwath LLP Independent Member Crowe Horwath International

April 26, 2011

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N. E.
Washington, D.C.  20549

Ladies and Gentlemen:

We have read the comments made regarding us in Item 4.01 of Form 8-K of Feigeda Electronic Technology, Inc. dated April 19, 2011 and filed April 26, 2011, as contained in the first and third sentences of the first paragraph of Item 4.01, and the second paragraph of Item 4.01, and are in agreement with those statements.

/s/ Crowe Horwath LLP

Crowe Horwath LLP
New York, New York

cc:	Mr. Wu Zuxi
Chief Executive Officer and Chairman of the Board Feigeda Electronic Technology, Inc.